NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CLOSING ON THE PURCHASE OF AN INDUSTRIAL BUILDING IN PENNSYLVANIA

NEW YORK, NEW YORK (January 11, 2010) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that a subsidiary has closed on the acquisition of an approximate 120,000 square foot industrial building in Breinigsville, Pennsylvania.  The building was purchased for $6.4 million (before acquisition expenses) from a subsidiary of Opus East, L.L.C., a bankrupt entity.  The building, located in a major industrial area in the Lehigh Valley, was built in 2007 and is fully leased to Olympus Corporation of the Americas for the next six years and three months.  This transaction is Griffin’s first real estate acquisition outside of the Hartford, Connecticut market, where Griffin Land’s core real estate holdings are located.

A subsidiary of Griffin is also under contract to acquire, from an affiliate of the owner of the building, a 51 acre parcel of undeveloped land in the Lehigh Valley.  Griffin is in the process of performing its due diligence on this potential acquisition.  Closing on this acquisition is subject to several conditions, including the completion of Griffin’s due diligence. There is no guarantee that the purchase of the undeveloped land will be completed under its current terms, or at all.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, Inc., its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, including whether and when the transaction to purchase the undeveloped land in Pennsylvania currently under contract will close.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.